EXHIBIT 10.1.b.3

SECOND AMENDMENT

TO

CEDAR REALTY TRUST, INC.

2017 STOCK INCENTIVE PLAN

EXHIBIT 10.1.b.3

SECOND AMENDMENT TO CEDAR REALTY TRUST, INC.

2017 STOCK INCENTIVE PLAN

The Cedar Realty Trust, Inc. 2017 Stock Incentive Plan (the “Plan”) is hereby amended as follows:

1.    Section 3(a) of the Plan is hereby amended by deleting such Section in its entirety and substituting the following:

(a)    Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 909,090 shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) under the Plan shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, no more than 378,787 shares of Stock in the aggregate may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock.

2.    Section 3(c) of the Plan is hereby amended by deleting such Section in its entirety and substituting the following:

(c) Maximum Awards to Officers and Employees. No Award may be granted under the Plan to any person who, assuming the exercise of all options and payment of all equity awards held by such person (whether granted under the Plan or otherwise), would own or be deemed to own more than 9.9% of all of the outstanding shares of Stock. Subject to adjustment under Section 3(d) below, (i) Stock Options or Stock Appreciation Rights with respect to no more than 151,515 shares of Stock may be granted to any one individual grantee during any one calendar year period and (ii) no more than 75,757 shares of Stock may be granted subject to Awards other than Stock Options and Stock Appreciation Rights to any one individual grantee during any one calendar year period; provided, however, that pursuant to anticipated contractual obligations of the Company in respect of the renewal of the Chief Executive Officer’s employment agreement, no more than 113,636 Restricted Shares may be granted to the Chief Executive Officer in any calendar year, and, in any event, no more than 378,787 shares of Stock in the aggregate may be granted to the Chief Executive Officer in respect of any multi-year contract term.

3.    Section 11(d) of the Plan is hereby amended by deleting such Section in its entirety and substituting the following:

(d) Maximum Award Payable. The maximum Performance-Based Award payable to any one Covered Employee under the Plan is (i) for any given calendar year, 113,636 shares of Stock for the CEO, and 75,757 for other Covered Employees, or (ii) for multi-year Performance Cycles, 378,787 shares of Stock for the CEO (subject to adjustment as provided in Section 3(d) hereof). For Performance-Based Awards that are Cash-Based Awards, the maximum amount payable is (i) for any given calendar year, $3,000,000 to any one Covered Employee under the Plan, or (ii) for Performance Cycles exceeding one year, the product of $3,000,000 multiplied by the number of years in the Performance Cycle.

4.    Except as so amended, the Plan in all other respects is hereby confirmed.

EXHIBIT 10.1.b.3

Approved by the Board of Directors on October 28, 2020.